Filed pursuant to Rule 433
Registration Statement Nos. 333-162193 and 333-162193-01

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RBS US Large Cap Trendpilot ETN
TRND

Product Detail

The RBS US Large Cap Trendpilot(TM) ETNs are designed for investors who seek exposure to the RBS US Large Cap Trendpilot(TM) Index (USD) (the "Index"). The
Index utilizes a systematic trend-following strategy to provide exposure to either the S and P 500[R] Total Return Index (the "Benchmark Index") or the yield on a hypothetical notional investment in 3-month U.S. Treasury bills (the "Cash
Rate"), depending on the relative performance of the Benchmark Index on a simple historical moving average basis. If the level of the Benchmark Index is at or above its historical 200-Index business day simple moving average for five consecutive Index business days (i.e., a "positive trend" is established), the Index will track the return on the Benchmark Index, and will have no exposure to the Cash Rate until a negative trend occurs. Conversely, if the level of the Benchmark Index is below such average for five consecutive Index business days (i.e., a "negative trend" is established), then the Index will track the Cash Rate instead of the return on the Benchmark Index and will have no exposure to the Benchmark Index until the next positive trend.

Product Facts                     Codes
                       Exchange   ISIN                 US78009L3087
Product type         Traded Note
                           (ETN)  CUSIP                    78009L308  Download Prospectus (639
                                                                      KB)
Exchange name         NYSE Arca   Ticker                        TRND
Daily Redemption                                    RBS US Large Cap  Download Factsheet (665 KB)
Value                 $ 27.0313   Underlying        Trendpilot Index
Value
Shares Outstanding      160,000   Intraday
                                  Indicative Value           TRND.IV
Issue Size (USD                   Ticker
000's)                  $ 4,325
Annual Investor Fee
when Tracking Cash        0.50%
Rate
Annual Investor Fee
when Tracking             1.00%
Benchmark Index
Inception Date         12/06/10
Maturity               12/07/40
Current RBS           Benchmark
Trendpilot Indicator      Index
Last Update            2/9/2011
                     1:00:00 AM

"The Annual Investor Fee" accrues on a daily basis.
"Daily Redemption Value" refers to the price per ETN at which The Royal Bank of
Scotland N.V. shall repurchase any ETNs offered by investors for repurchase
(provided that at least 40,000 ETNs are offered for repurchase) or shall redeem any ETNs called by it for redemption at its option, in each case, subject to the terms and conditions described in the pricing supplement and prospectus.
The amount reflects the Daily Redemption Value at the close of the market on the prior trading day in the United States.
"Shares Outstanding" means to the number of ETN units outstanding at the close of market on the prior trading day in the United States. "Issue Size (USD
000's)" means an amount equal to the Daily Redemption Value multiplied by
Shares Outstanding.
"Current RBS Trendpilot Indicator" refers to the trend of the Index. The Index will track the Benchmark Index when it is in a positive trend, and will track the Cash Rate when it is in a negative trend.
                                                                               1

 Returns (as of market close 1/31/2011)

The returns indicated below reflects the percentage change through the end of the previous calendar month in the closing level of the  index, the daily redemption value or the ETN market price, as applicable, from the beginning of the relevant period (e.g., 1 mo., 3 mos., 6 mos. prior, as the case may be).
The Index was only created on 11/16/10. All Index data prior to 11/16/10 are based on retrospective calculations. The Index performance information below does not include the annual investor fee or any transaction costs or expenses.
None of the information below should be taken as any indication of the future performance of the Index or the ETNs.

-----------------------------------------------------------------------------------------
                  1 mo.  3 mo.   6 mo.   YTD    1 Yr.   3 Yr.        5 Yr.       10 Yr.
                                                       annualized  annualized  annualized
-----------------------------------------------------------------------------------------
Index             +2.37% +9.23% +11.73% +2.37% +9.94%    +8.84%      +7.87%       +7.39%
-----------------------------------------------------------------------------------------
Redemption Value   N/A    N/A     N/A    N/A    N/A       N/A          N/A          N/A
-----------------------------------------------------------------------------------------
ETN Market Return  N/A    N/A     N/A    N/A    N/A       N/A          N/A          N/A
-----------------------------------------------------------------------------------------
Source: Bloomberg

All Return information presented above is updated once a month and is presented as of the end of previous calendar month.

"Index" refers to the percentage change in the closing level of the Index from the month end of the relevant period (e.g., closing level of the Index from month-end, 1 mo., 3 mos., 6 mos. prior, as the case may be) through the market close at the end of the previous calendar month.

"Redemption Value" refers to the percentage change in the Daily Redemption
Value of the RBS ETN from the month end of the relevant period (e.g., the Daily
Redemption Value at month-end, 1 mo., 3 mos., 6 mos. prior, as the case may be)
through the market close at the end of the previous calendar month.

"ETN Market Return" refers to the percentage change in the closing price of the
RBS ETNs as reported on NYSE Arca from the month end of the relevant period
(e.g., 1 mo., 3 mos., 6 mos. prior, as the case may be) through the market close at the end of the previous calendar month.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the Benchmark Index, and is expected to perform poorly in volatile markets.
Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs do not pay interest. Any payment on the RBS ETNs is subject to ability of The Royal
Bank of Scotland N.V. (RBS NV), as the issuer, and RBS Holdings N.V., as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland N.V. (RBS NV) and RBS
Holdings N.V. (RBS Holdings) have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the
offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively,
RBS NV, RBS Holdings, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS
(toll-free).

RBS US Large Cap Trendpilot(TM) Index (USD) (Index) is the property of The
Royal Bank of Scotland plc, which has contracted with Standard and Poor's
Financial Services LLC (S and P) to maintain and calculate the Index. The S and P
500[R] Index is the exclusive property of S and P and has been licensed for use by
RBSSI and its affiliates in connection with the Index. S and P shall have no liability for any errors or omissions in calculating the Index. "Standard and
Poor's[R]," "S and P[R]" and "S and P 500[R]" are registered trademarks of S and P.
"Calculated by S and P Custom Indices" and its related stylized mark are service marks of S and P and have been licensed for use by RBSSI and its affiliates. The
RBS ETNs are not sponsored, endorsed, sold or promoted by S and P or its affiliates, and neither S and P nor its affiliates make any representation regarding the advisability of investing in the RBS ETNs.